UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2007

ECC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32430	84-1642470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1733 Alton Parkway, Irvine, California	92606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 955-8733

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2007, the board of directors (the “Board”) of ECC Capital Corporation (the “Company”) appointed Roque Santi as President. Mr. Santi has served as the Company’s Chief Financial Officer since November 2004. On April 5, 2007, the Company entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Santi. The Employment Agreement has a term of two years beginning on the effective date of February 9, 2007 and will automatically renew for an additional two year period unless notice of non-renewal is delivered by the Board to Mr. Santi on or before August 11, 2008. The Employment Agreement is intended to compensate Mr. Santi in accordance with his increased responsibilities assumed since his promotion to President of the Company on February 9, 2007. Under the terms of the agreement, Mr. Santi will be paid an annual salary of $375,000, subject to annual increase, but not decrease, and a cash bonus of $375,000 to be paid quarterly in four equal installments (each a “Quarterly Bonus”). In addition, each year Mr. Santi will be eligible for a cash bonus of up to $375,000 (the “Target Bonus”), the portion of which to be paid to Mr. Santi (the “Annual Bonus”) to be determined by the Board based upon performance objectives established by the Board and Mr. Santi’s quarterly performance evaluations for the relevant periods. Provided Mr. Santi remains employed by the Company through August 9, 2008, he will also be entitled to a lump sum bonus of $250,000 to be paid on August 11, 2008 (the “Retention Bonus”). Mr. Santi will also be entitled to participate in the Company’s standard employee benefit plans and to receive an automobile allowance not to exceed $2,000 per month.

In the event that, during the term of the Employment Agreement, a Change in Control (as defined in the Employment Agreement) occurs, Mr. Santi will be entitled to the payment of any Annual Bonus and/or Quarterly Bonus which has been earned but not yet paid, and any Annual Bonus and/or Quarterly Bonus for any year or quarter during which he has been employed but that has not been completed as of the date of the Change in Control. The portion of the Target Bonus payable as the Annual Bonus shall be based on Executive’s average quarterly performance ratings provided prior to the Change in Control. In the event no quarterly performance rating has been provided, Executive shall be awarded one hundred (100) percent of the Target Bonus. In addition, should a Change in Control occur, all unvested stock options held by Mr. Santi will be fully vested and exercisable, and all restricted stock held by Mr. Santi will be fully vested.

If, during the term of the Employment Agreement, Mr. Santi terminates his employment without Good Reason (as defined in the Employment Agreement), the Company terminates his employment for Cause (as defined in the Employment Agreement) or his employment is terminated due to his death, Mr. Santi, or if applicable, his estate, will have the right to receive all compensation payable under the Employment Agreement through the termination date, including payment of any Annual Bonus or Quarterly Bonus for any year or quarter of a year completed prior to the termination date, and the Retention Bonus if the termination occurs after August 9, 2007 and the Retention Bonus has not yet been paid.

In the event that, during the term of the Employment Agreement, Mr. Santi’s employment is terminated (i) due to his disability, (ii) by him with Good Reason or (iii) by the Company without Cause, Mr. Santi will be entitled to receive compensation, as provided in the Employment Agreement, through the termination date, including payment of any Annual Bonus or Quarterly Bonus for any year or quarter of a year completed prior to the termination date, and the Retention Bonus if the termination occurs after August 9, 2007 and the Retention Bonus has not yet been paid. In addition, provided Mr. Santi executes a general release in favor of the Company, Mr. Santi will be entitled to (a) a cash payment equal to the sum of two times his current base salary and Annual Bonus and Quarterly Bonus for any year or quarter of a year during which Mr. Santi’s employment terminates, to be paid out 25% upon the Company’s receipt of a general release and return of all company property and 75% in substantially equal sums over the following twelve month period, in accordance with the Company’s normal payroll practices; (b) accelerated vesting of any unvested stock options or restricted stock, such that all outstanding unvested stock options or restricted stock held by Mr. Santi will vest in 12 equal installments on a monthly basis following the termination date and will thereafter be exercisable by Mr. Santi for 90 days following the twelve-month vesting period; and (c) if Mr. Santi elects to continue his (and, if applicable, his family’s) COBRA healthcare coverage, the portion of the COBRA premium for a period of 18 months equal to the difference between the COBRA premium and Mr. Santi’s monthly contribution towards healthcare benefits immediately prior to the date of termination.

Should any of the foregoing payments made to Mr. Santi subject him to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Santi will also be entitled to a “gross up” payment equal to such excise tax.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Employment Agreement by and between the Company and Roque A. Santi

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC CAPITAL CORPORATION

April 9, 2007	By:	/s/ Roque A. Santi
Roque A. Santi President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Employment Agreement by and between the Company and Roque A. Santi